1. Name and Address of Reporting Person
   ANDERSON, KENNETH
   2280 N. Greenville
   Richardson, TX 75082
2. Issuer Name and Ticker or Trading Symbol
   Fossil Inc. (FOSL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   1/1/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              1875             D
Common Stock                                                                              16875            I           Trustee

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $2.4815                                              01/01/2006 Common                      10125    D
(Right to buy)                                                                 Stock
Stock Options  $3.889                                               01/01/2005 Common                      10125    D
(Right to buy)                                                                 Stock
Stock Options  $4                                                   01/01/2007 Common                      10125    D
(Right to buy)                                                                 Stock
Stock Options  $5.6297                                              01/01/2004 Common                      1125     D
(Right to buy)                                                                 Stock
Stock Options  $7.4075                                              01/01/2008 Common                      10125    D
(Right to buy)                                                                 Stock
Stock Options  $9.656                                               01/01/2011 Common                      4500     D
(Right to buy)                                                                 Stock
Stock Options  $12.7778                                             01/01/2009 Common                      6750     D
(Right to buy)                                                                 Stock
Stock Options  $14                                                  01/01/2012 Common                      4500     D
(Right to buy)                                                                 Stock
Stock Options  $15.4167                                             01/01/2010 Common                      4500     D
(Right to buy)                                                                 Stock
Stock Options  $20.34   01/01/2003 A         3000        01/01/2004 01/01/2013 Common  3000     $0.0000    3000     D
(Right to buy)                                           <F1>                  Stock

Explanation of Responses:

<F1>
As to 50%, 1/1/04; as to 25%, 1/1/05; and as to 25%, 1/1/06, cumulatively

SIGNATURE OF REPORTING PERSON
/s/ KENNETH ANDERSON

DATE
01/02/2003